Registration No. 333-218605

Registration No. 333-221534

Registration No. 333-223880

Registration No. 333-227449

Registration No. 333-230578

Registration No. 333-234541

Registration No. 333-249619

Registration No. 333-253064

Registration No. 333-257724

Registration No. 333-264150

Registration No. 333-271121

Registration No. 333-271123

Registration No. 333-278587

Registration No. 333-278588

Registration No. 333-286345

Registration No. 333-286347

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-218605

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-221534

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223880

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-227449

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230578

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-234541

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-249619

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-253064

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257724

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-264150

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-271121

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-271123

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-278587

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-278588

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-286345

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-286347

UNDER

THE SECURITIES ACT OF 1933

PENGUIN SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-5142687
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1390 McCarthy Boulevard

Milpitas, CA 95035

(Address of Principal Executive Offices) (Zip Code)

Penguin Solutions, Inc. Amended and Restated 2017 Stock Incentive Plan

Penguin Solutions, Inc. Amended and Restated 2018 Employee Stock Purchase Plan

Penguin Solutions, Inc. Amended and Restated 2021 Inducement Plan

(Full Title of the Plans)

Anne Kuykendall

Senior Vice President, Chief Legal Officer,

and Secretary

Penguin Solutions, Inc.

1390 McCarthy Boulevard

Milpitas, CA 95035 (510) 623-1231

(Name and Address of Agent for Service) (Telephone Number, including Area Code, of Agent for Service)

With copies to:

Mark M. Bekheit Erica Kassman Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600	Anne Kuykendall Senior Vice President, Chief Legal Officer, and Secretary Penguin Solutions, Inc. 1390 McCarthy Boulevard Milpitas, CA 95035 (510) 623-1231

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Penguin Solutions, Inc., a Delaware corporation (“Penguin Solutions Delaware” or the “Registrant”), as successor issuer to Penguin Solutions, Inc., a Cayman Islands exempted company (“Penguin Solutions Cayman”). On June 30, 2025, Penguin Solutions Cayman completed a court-sanctioned scheme of arrangement (the “Scheme of Arrangement”), as part of Penguin Solutions Cayman’s previously announced intention to redomicile to the United States (the “Redomiciliation”). Pursuant to the Redomiciliation, among other things, all issued ordinary shares in the capital of Penguin Solutions Cayman as of the scheme record time under the Scheme of Arrangement were exchanged on a one-for-one basis for newly issued shares of common stock of Penguin Solutions Delaware. As a result of the Redomiciliation, Penguin Solutions Cayman is now a wholly-owned subsidiary of Penguin Solutions Delaware, and Penguin Solutions Delaware is the successor issuer to Penguin Solutions Cayman.

In connection with the Redomiciliation, Penguin Solutions Delaware assumed Penguin Solutions Cayman’s existing obligations in connection with awards granted under Penguin Solutions Cayman’s equity incentive plans, assumed and amended and restated such plans and amended such awards as necessary to provide for the issuance of shares of Penguin Solutions Delaware common stock rather than the ordinary shares of Penguin Solutions Cayman upon the exercise or vesting of awards or purchase of shares. This Post-Effective Amendment pertains to the adoption by Penguin Solutions Delaware of the following registration statements on Form S-8 (collectively, the “Registration Statements”): (i) Registration No. 333-218605, (ii) Registration No. 333-221534, (iii) Registration No. 333-223880, (iv) Registration No. 333-227449, (v) Registration No. 333-230578, (vi) Registration No. 333-234541, (vii) Registration No. 333-249619, (viii) Registration No. 333-253064, (ix) Registration No. 333-257724, (x) Registration No. 333-264150, (xi) Registration No. 333-271121, (xii) Registration No. 333-271123, (xiii) Registration No. 333-278587, (xiv) Registration No. 333-278588, (xv) Registration No. 333-286345 and (xvi) Registration No. 333-286347. Penguin Solutions Delaware hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Post-Effective Amendment constitutes Post-Effective Amendment No. 1 to each of the Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Post-Effective Amendment (by incorporation by reference or otherwise) in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Post-Effective Amendment as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Penguin Solutions Delaware hereby incorporates by reference the following documents previously filed with the SEC (only to the extent “filed” and not “furnished” in accordance with SEC rules):

(a)	Annual Report of Penguin Solutions Cayman on Form 10-K for the fiscal year ended August 30, 2024, filed with the SEC on October 24, 2024;

(b)	Quarterly Reports of Penguin Solutions Cayman on Form 10-Q for the fiscal quarters ended November 29, 2024 and February 28, 2025, filed with the SEC on January 8, 2025 and April 2, 2025, respectively;

(c)	Penguin Solutions Cayman’s Current Reports on Form 8-K filed with the SEC on October 3, 2024, October 15, 2024 (Item 5.03 only), December 16, 2024 (other than Item 7.01 and Exhibit 99.1), February 12, 2025, March 24, 2025, April 2, 2025 (Item 5.02 only), June 17, 2025 and June 26, 2025 (other than Item 7.01 and Exhibit 99.1);

(d)	Penguin Solutions Delaware’s Current Report on Form 8-K filed with the SEC on June 30, 2025 (other than Item 7.01 and Exhibit 99.1); and

(e)	The description of Penguin Solutions Delaware’s common stock that is contained in Penguin Solutions Delaware’s Current Report on Form 8-K filed on June 30, 2025 pursuant to Rule 12g-3(a) promulgated under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports that Penguin Solutions Delaware subsequently files pursuant to Sections 13(a) and 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment to this Post-Effective Amendment, which indicate that all securities offered hereunder have been sold or which deregister all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of filing of such reports and documents. Unless expressly incorporated in this Post-Effective Amendment, a report furnished on Form 8-K shall not be incorporated by reference into this Post-Effective Amendment.

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Penguin Solutions Delaware amended and restated bylaws provide that its directors and officers will be indemnified by Penguin Solutions Delaware to the fullest extent authorized by the DGCL as it presently exists or may hereafter be amended, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative which such director or officer was, is made, or is threatened to be made a party to by reason of the fact of their service as a director or officer on behalf of the corporation.

As permitted by Section 102(b)(7) of the DGCL, the Penguin Solutions Delaware amended and restated certificate of incorporation provides that a director or officer of Penguin Solutions Delaware shall not be personally liable to Penguin Solutions Delaware or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.

Penguin Solutions Delaware has also entered into certain indemnification agreements with its directors and executive officers. The indemnification agreements provide Penguin Solutions Delaware’s directors and executive officers with further indemnification, to the maximum extent permitted by the DGCL.

As permitted by Section 145(g) of the DGCL, Penguin Solutions Delaware also maintains a directors’ and officers’ insurance policy that insures the directors and officers of Penguin Solutions Delaware against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Penguin Solutions Delaware certificate of incorporation, bylaws or otherwise.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

EXHIBIT INDEX

EXHIBIT

3.1	Amended and Restated Certificate of Incorporation of the Registrant (filed herewith).

3.2	Amended and Restated Bylaws of the Registrant (filed herewith).

3.3	Certificate of Designation of Convertible Preferred Stock (filed herewith).

4.1	Form of Common Stock Certificate (filed herewith).

5.1	Opinion of Latham & Watkins LLP as to the legality of the securities being registered (filed herewith).

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm (filed herewith).

24.1	Power of Attorney (included on signature page).

99.1	The Registrant’s Amended and Restated 2017 Stock Incentive Plan (filed herewith).

99.2	The Registrant’s Amended and Restated 2018 Employee Stock Purchase Plan (filed herewith).

99.3	The Registrant’s Amended and Restated 2021 Inducement Plan (filed herewith).

99.4	The Registrant’s Form of Restricted Stock Unit Award Agreement (Stock-Settled) under the Penguin Solutions, Inc. Amended and Restated 2017 Stock Incentive Plan (filed herewith).

99.5	The Registrant’s Form of Restricted Stock Unit Award Agreement (Cash-Settled) under the Penguin Solutions, Inc. Amended and Restated 2017 Stock Incentive Plan (filed herewith).

99.6	The Registrant’s Form of Restricted Stock Unit Award Agreement (Stock-Settled) under the Penguin Solutions, Inc. Amended and Restated 2021 Inducement Plan (filed herewith).

99.7	The Registrant’s Form of Restricted Stock Unit Award Agreement (Cash-Settled) under the Penguin Solutions, Inc. Amended and Restated 2021 Inducement Plan (filed herewith).

99.8	The Registrant’s Form of Performance Stock Unit Award Agreement under the Penguin Solutions, Inc. Amended and Restated 2017 Stock Incentive Plan (filed herewith).

99.9	The Registrant’s Form of Performance Stock Unit Award Agreement under the Penguin Solutions, Inc. Amended and Restated 2021 Inducement Plan (filed herewith).

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 30th day of June, 2025.

PENGUIN SOLUTIONS, INC.

By:	/s/ Anne Kuykendall
Anne Kuykendall
Senior Vice President, Chief Legal Officer and Secretary

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mark Adams, Nate Olmstead and Anne Kuykendall, and each of them, with full power of substitution and full power to act without the others, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statements amended by this Post-Effective Amendment, and to file this Post-Effective Amendment, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mark Adams Mark Adams	President, Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2025

/s/ Nate Olmstead Nate Olmstead	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2025

/s/ Penelope Herscher Penelope Herscher	Chairperson of the Board of Directors	June 30, 2025

/s/ Min Yong Ha Min Yong Ha	Director	June 30, 2025

/s/ Bryan Ingram Bryan Ingram	Director	June 30, 2025

/s/ Sandeep Nayyar Sandeep Nayyar	Director	June 30, 2025

/s/ Mark Papermaster Mark Papermaster	Director	June 30, 2025

/s/ Mary Puma Mary Puma	Director	June 30, 2025

/s/ Maximiliane Straub Maximiliane Straub	Director	June 30, 2025